VIASPACE COLLABORATES WITH CITADEL INTERNATIONAL ON SECURITY SYSTEMS

PASADENA, CA, USA — September 12, 2006—VIASPACE Inc. (OTCBB: VSPC), a company dedicated to commercializing proven technologies from NASA and the US Department of Defense, announced today that it has entered into a Memorandum of Understanding with CITADEL INTERNATIONAL LLC, of Dubai, UAE, to jointly explore new strategic business opportunities and initiatives in the area of security systems. Citadel International is a professional security consultancy which operates on a global basis providing a comprehensive range of specialist technical and operational security advice and services, including the implementation of security screening systems. Citadel and its principals have held contracts for security services for numerous international sporting events including the Olympic Games in Sydney, Salt Lake City, Athens and Torino, and the 2006 Asian Games in Qatar.

Citadel and VIASPACE plan to jointly pursue strategic programs that leverage each others’ strengths in the planning, development and deployment of innovative security technologies. These strategic programs will allow VIASPACE to gain access and entry into new markets, and allow Citadel to incorporate new and leading edge technology applications into its security product portfolio.

“With our collaboration on new strategic programs, both VIASPACE and Citadel will be able to quickly expand their business potential and base of operations. We are excited about working with such a world renowned team of security experts”, states Dr. Carl Kukkonen, CEO of VIASPACE.

“Citadel feels privileged to be associated with VIASPACE, and views the incorporation of their advanced technologies into our product portfolio as a major opportunity”, reports Lloyd Bromfield, Director and CTO of Citadel International. “Security screening as we all now experience it in our daily lives has become a vital issue as demonstrated recently at London’s Heathrow airport. VIASPACE’s leading edge technology will significantly up the ante in the challenge against would-be bombers in many vulnerable situations.”

VIASPACE and Citadel are well positioned to deliver these new security solutions to major international sporting events, and in new public and private security infrastructure security systems. Citadel is introducing VIASPACE’s Standoff Explosive Detection System (DeepScan) to organizers and security agencies for the upcoming Olympic Games in Beijing and London.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. For more information, please visit our website at www.VIASPACE.com, or contact for Investor Relations, Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
—
This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations, changes in consumer and business consumption habits, and other factors over which VIASPACE has little or no control.